UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 11, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices)       (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     On July 11, 2007, Arcadia Resources, Inc. (the “Company”) issued to The F. Dohmen Co. (the “Seller”) 1,814,883 shares of its common stock, valued at $1,800,000, as partial consideration for the purchase of all of the outstanding membership interests of JASCORP, LLC. If, at the one year anniversary of closing, the stock price has declined, the Company will pay to the Seller, in cash or shares, the difference between the closing price and the anniversary price for each share still owned by the Seller. The Company and the Seller entered into a Registration Rights Agreement which provides that the Company will file with the U.S. Securities and Exchange Commission, within 60 days of closing, a registration statement to enable the resale by the Seller of the 1,814,883 shares issued at closing, and that the Company will use its reasonable efforts to cause the registration statement to become effective within 120 days of closing. If the registration statement is not effective 120 days after closing, the Company will pay a cash penalty of 1% of the purchase value per month, up to a maximum of 8%. The issuance of Company shares of common stock to the Seller is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, as not involving a public offering. The transaction was made without general solicitation or advertising and was not underwritten. Each security certificate will bear a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred, or assigned in the absence of an effective registration statement or an opinion of the Company’s counsel that registration is not required under the Securities Act of 1933.
Item 8.01 Other Events.
     On July 13, 2007, the Company’s Board of Directors amended Section 6.1 of the Company’s 2006 Equity Incentive Plan to read as follows in its entirety:
6.1. Compensation Committee. The Board may appoint a compensation committee to administer the Plan, which committee shall consist of not less than two members of the Board, to serve at the pleasure of the Board. The membership of any such committee shall be as specified in a compensation committee charter adopted by the Board.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/s/ Lynn Fetterman
Lynn Fetterman
Its:	Interim Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: July 17, 2007